Filed Pursuant to Rule 424(b)(5)
Registration No. 333-258265

PROSPECTUS SUPPLEMENT

(To Prospectus dated July 29, 2021)

Up to $500,000,000

Edison International

Common Stock

We may issue, offer and sell shares of our common stock, no par value, referred to herein as the “common stock,” having an aggregate sales price of up to $500,000,000 over a period of time and from time to time through Citigroup Global Markets Inc., or “Citigroup,” Barclays Capital Inc., or “Barclays,” BofA Securities, Inc., or “BofA Securities,” J.P. Morgan Securities LLC, or “J.P. Morgan,” Mizuho Securities USA LLC, or “Mizuho Securities,” MUFG Securities Americas Inc., or “MUFG,” and Wells Fargo Securities, LLC, or “Wells Fargo” as our sales agents under distribution agreements. We refer to each of these entities, in their capacity as agent, as a “sales agent” and collectively as the “sales agents.”

The distribution agreements provide that, in addition to the issuance and sale of common stock by us through the sales agents, we also may enter into forward sale agreements between us and each of Citibank, N.A., an affiliate of Citigroup, Barclays Bank PLC, an affiliate of Barclays, Bank of America, N.A., an affiliate of BofA Securities, JPMorgan Chase Bank, National Association, an affiliate of J.P. Morgan, Mizuho Markets Americas LLC, an affiliate of Mizuho Securities, MUFG Securities EMEA plc, an affiliate of MUFG, and Wells Fargo Bank, National Association, an affiliate of Wells Fargo. We refer to each of these entities, when acting in such capacity, as a “forward purchaser,” and collectively as the “forward purchasers.” The relevant forward purchaser will borrow shares from third parties and, through its affiliated forward seller (as described below), sell a number of shares of our common stock equal to the number of shares of our common stock that underlie the forward sale agreement in order to hedge its obligations under the forward sale agreement. We refer to each of Citigroup, Barclays, BofA Securities, J.P. Morgan, Mizuho Securities, MUFG and Wells Fargo, when acting as the agent for a forward purchaser, as a “forward seller,” and collectively as the “forward sellers.” In no event will the aggregate sales price of shares of our common stock sold through the sales agents under the distribution agreements and through the forward sellers under any forward sale agreements exceed $500,000,000.

The offering of our common stock pursuant to the distribution agreements and any forward sale agreements will terminate upon the earliest of (1) the sale, under the distribution agreements and any forward sale agreements, of shares of our common stock with an aggregate sales price of $500,000,000, (2) August 4, 2025 and (3) termination by us or the relevant sales agent any time upon prior notice, solely with respect to such sales agent; provided that the distribution agreements will continue in effect for the duration of any forward sale agreement entered into, but not yet settled, before such date.

We will not initially receive any proceeds from the sale of borrowed shares of our common stock by a forward seller. We expect to receive proceeds from the sale of shares of our common stock upon future physical settlement of the relevant forward sale agreement with the relevant forward purchaser on dates specified by us on or prior to the maturity date of the relevant forward sale agreement. If we elect to cash settle or net share settle a forward sale agreement, we may not (in the case of cash settlement) or will not (in the case of net share settlement) receive any proceeds, and we may owe cash (in the case of cash settlement) or shares of our common stock (in the case of net share settlement) to the relevant forward purchaser. See “Plan of Distribution (Conflicts of Interest)” in this prospectus supplement.

The shares of our common stock will be offered by means of ordinary brokers’ transactions through the facilities of the New York Stock Exchange, or the “NYSE,” or otherwise at market prices prevailing at the time of sale, at prices related to prevailing market prices or at negotiated prices, by privately negotiated transactions (including block sales), or by any other methods permitted by applicable law, as agreed between us and the sales agents or forward sellers.

The sales agents and forward sellers are not required to sell any specific dollar amount of shares of common stock but will use their commercially reasonable efforts, as our agents and subject to the terms of the distribution agreements, to sell the shares offered as instructed by us.

We will pay each sales agent a commission of up to 1% of the sales price of all shares of our common stock sold through it as our sales agent under the distribution agreements. The remaining sales proceeds, after deducting any expenses payable by us and any transaction fees imposed by any governmental, regulatory or self-regulatory organization in connection with the sales, will be our net proceeds for the sale of the shares. In connection with each forward sale agreement, the relevant forward seller will receive a commission of up to 1% of the sales price of all borrowed shares of our common stock sold during the applicable period by it as a forward seller, which will be reflected in a reduced initial forward price payable by the relevant forward purchaser under its forward sale agreement.

Our common stock is listed and trades on the “NYSE” under the symbol “EIX.” On August 3, 2022, the closing price of our common stock on the NYSE was $69.30 per share.

Investing in our common stock involves risks. See “Risk Factors ” beginning on page  S-6 of this prospectus supplement and the risk factors included in our Annual Report on Form 10-K and in subsequent Quarterly Reports on Form 10-Q and Current Reports on Form 8-K.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

Citigroup	Barclays	BofA Securities	J.P. Morgan

Mizuho Securities	MUFG	Wells Fargo Securities

August 4, 2022

We have not, and the sales agents, forward sellers and the forward purchasers have not, authorized anyone to provide you with information that is different. If anyone provides you with different or inconsistent information, you should not rely on it. We are not, and the sales agents, forward sellers and forward purchasers are not, making an offer to sell these securities in any jurisdiction where the offer is not permitted. You should not assume that the information contained in or incorporated by reference in this prospectus supplement, the accompanying prospectus or any free writing prospectus authorized by us is accurate as of any date other than the date of the document containing the information or such other date as may be specified therein. Our business, financial condition, liquidity, results of operations and prospects may have changed since those dates.

Prospectus Supplement

Prospectus

ABOUT THIS PROSPECTUS SUPPLEMENT

This document is in two parts. The first part is this prospectus supplement, which describes the specific terms of this offering of common stock and certain other matters about us and our financial condition. The second part, the accompanying prospectus, provides general information about the common stock. Generally, when we refer to the prospectus, we are referring to both parts of this document combined. If the description of this offering varies between this prospectus supplement and the accompanying prospectus, you should rely on the information contained in or incorporated by reference into this prospectus supplement.

It is important for you to read and consider all information contained in or incorporated by reference in this prospectus supplement and the accompanying prospectus in making your investment decision. You should also read and consider the information contained in the documents to which we have referred you to in “Where You Can Find More Information” in this prospectus supplement and the accompanying prospectus.

Unless we have indicated otherwise, or the context otherwise requires, references in this prospectus supplement and the accompanying prospectus to Edison International,” “we,” “us,” and “our” mean Edison International, a California corporation.

FORWARD-LOOKING STATEMENTS

This prospectus supplement, prospectus and the documents they incorporate by reference contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements reflect our current expectations and projections about future events based on our knowledge of present facts and circumstances and assumptions about future events and include any statement that does not directly relate to a historical or current fact. In this prospectus supplement, in the accompanying prospectus, and elsewhere, the words “expects,” “believes,” “anticipates,” “estimates,” “projects,” “intends,” “plans,” “probable,” “may,” “will,” “could,” “would,” “should,” and variations of such words and similar expressions, or discussions of strategy or of plans, are intended to identify forward-looking statements. Such statements necessarily involve risks and uncertainties that could cause actual results to differ materially from those anticipated. Some of the risks, uncertainties and other important factors that could cause results to differ from those currently expected, or that otherwise could impact us, include, but are not limited to:

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the ability of Southern California Edison (“SCE”) to recover costs through regulated rates, including uninsured wildfire-related and debris-related costs, costs incurred to mitigate the risk of utility equipment causing future wildfires, costs incurred as a result of the COVID-19 pandemic, and increased labor and materials costs due to supply chain constraints and inflation;

•	ability of SCE to implement its Wildfire Mitigation Plan and capital program;·

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risks of regulatory or legislative restrictions that would limit SCE’s ability to implement Public Safety Power Shutoff (“PSPS”) when conditions warrant or would otherwise limit SCE’s operational PSPS practices;

•	risks associated with implementing PSPS, including regulatory fines and penalties, claims for damages and reputational harm;

•	ability of SCE to maintain a valid safety certification;

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our ability to obtain sufficient insurance at a reasonable cost, including insurance relating to wildfire-related claims, and to recover the costs of such insurance or, in the event liabilities exceed insured amounts, the ability to recover uninsured losses from customers or other parties;

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extreme weather-related incidents (including events caused, or exacerbated, by climate change, such as wildfires, debris flows, droughts, high wind events and extreme heat events) and other natural disasters

(such as earthquakes), which could cause, among other things, public safety issues, property damage, operational issues (such as rotating outages and issues due to damaged infrastructure), PSPS activations and unanticipated costs;

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risk that California Assembly Bill 1054 (“AB 1054”) does not effectively mitigate the significant exposure faced by California investor-owned utilities related to liability for damages arising from catastrophic wildfires where utility facilities are alleged to be a substantial cause, including the longevity of the Wildfire Insurance Fund and the California Public Utilities Commission’s (“CPUC”) interpretation of and actions under AB 1054, including its interpretation of the prudency standard established under AB 1054;

•	our ability to effectively attract, manage, develop and retain a skilled workforce, including contract workers;

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decisions and other actions by the CPUC, the Federal Energy Regulatory Commission, the Nuclear Regulatory Commission and other regulatory authorities, including decisions and actions related to nationwide or statewide crisis, determinations of authorized rates of return or return on equity, the recoverability of wildfire-related and debris flow-related costs, issuance of SCE’s wildfire safety certification, wildfire mitigation efforts, approval and implementation of electrification programs, and delays in executive, regulatory and legislative actions;

•	cost and availability of labor, equipment and materials, including as a result of supply chain constraints;

•	our ability to borrow funds and access the bank and capital markets on reasonable terms;

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risks associated with the decommissioning of San Onofre, including those related to worker and public safety, public opposition, permitting, governmental approvals, on-site storage of spent nuclear fuel and other radioactive materials, delays, contractual disputes, and cost overruns;

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pandemics, such as COVID-19, and other events that cause regional, statewide, national or global disruption, which could impact, among other things, our business, operations, cash flows, liquidity and/or financial results and cause us to incur unanticipated costs;

•	physical security of our critical assets and personnel and the cybersecurity of our critical information technology systems for grid control, and business, employee and customer data;

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risks associated with cost allocation, resulting in higher rates for utility bundled service customers because of possible customer bypass or departure for other electricity providers such as Community Choice Aggregators, which are cities, counties, and certain other public agencies with the authority to generate and/or purchase electricity for their local residents and businesses, and electric service providers;

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risks inherent in SCE’s capital investment program, including those related to project site identification, public opposition, environmental mitigation, construction, permitting, changes in the California Independent System Operator’s transmission plans, and governmental approvals;

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risks associated with the operation electrical facilities, including worker and public safety issues, the risk of utility assets causing or contributing to wildfires, failure, availability, efficiency, and output of equipment and facilities, and availability and cost of spare parts;

•	actions by credit rating agencies to downgrade our credit ratings or to place those ratings on negative watch or negative outlook;

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changes in tax laws and regulations, at both the state and federal levels, or changes in the application of those laws, that could affect recorded deferred tax assets and liabilities and effective tax rate;

•	changes in future taxable income, or changes in tax law, that would limit our realization of expected net operating loss and tax credit carryover benefits prior to expiration;

•	changes in the fair value of investments and other assets;

•	changes in interest rates and rates of inflation, including escalation rates (which may be adjusted by public utility regulators);

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governmental, statutory, regulatory, or administrative changes or initiatives affecting the electricity industry, including the market structure rules applicable to each market adopted by the North American Electric Reliability Corporation, and similar regulatory bodies in adjoining regions, and changes in the United States’ and California’s environmental priorities that lessen the importance the state places on greenhouse gas reduction;

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availability and creditworthiness of counterparties and the resulting effects on liquidity in the power and fuel markets and/or the ability of counterparties to pay amounts owed in excess of collateral provided in support of their obligations;

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potential for penalties or disallowance for non-compliance with applicable laws and regulations, including fines, penalties and disallowances related to wildfires where SCE’s equipment is alleged to be associated with ignition; and

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cost of fuel for generating facilities and related transportation, which could be impacted by, among other things, disruption of natural gas storage facilities, to the extent not recovered through regulated rate cost escalation provisions or balancing accounts.

Additional information about risks and uncertainties that could cause results to differ from those currently expected or that otherwise could impact us, including more detail about the factors described above, is included in our Annual Report on Form 10-K for the year ended December 31, 2021 and our Quarterly Reports on Form  10-Q for the quarters ended March  31, 2022 and June 30, 2022 and Current Reports on Form 8-K filed subsequent to that date. Forward-looking statements speak only as of the date they are made and we are not obligated to publicly update or revise forward-looking statements.

SUMMARY

The following summary is qualified in its entirety by, and should be read together with, the more detailed information that is included elsewhere in this prospectus supplement and the accompanying prospectus, as well as the information that is incorporated or deemed to be incorporated by reference in this prospectus supplement and the accompanying prospectus. Investing in our common stock involves risks. See “Risk Factors” in this prospectus supplement.

Edison International

Edison International is the parent holding company of SCE and Edison Energy Group, Inc. SCE is an investor-owned public utility primarily engaged in the business of supplying and delivering electricity to an approximately 50,000 square mile area of southern California. Edison Energy Group, Inc. is a holding company for subsidiaries engaged in competitive businesses that provide energy services to commercial and industrial customers. Based in Rosemead, California, Edison International was incorporated in California in 1987.

The mailing address and telephone number of our principal executive offices are P.O. Box 976, Rosemead, CA 91770 and (626) 302-2222.

The foregoing information about Edison International is only a general summary and is not intended to be comprehensive. For additional information about Edison International, you should refer to the information described under the caption “Where You Can Find More Information” in this prospectus supplement.

The Offering

Issuer	Edison International, a California corporation.

Shares of Common Stock Offered from time to time	Shares of our common stock, no par value, having an aggregate sales price of up to $500,000,000.

Use of Proceeds	We currently intend to use the net proceeds that we receive upon the issuance and sale of shares of our common stock by us to or through the sales agents for general corporate purposes, including, among other things, contributions, loans or advances to our subsidiary, SCE.

We will not initially receive any proceeds from the sale of borrowed shares of our common stock sold as a hedge by the forward sellers in connection with any forward sale agreement. We currently intend to use any cash proceeds that we receive upon physical settlement of any forward sale agreement, if physical settlement applies, or upon cash settlement of any forward sale agreement, if we elect cash settlement and are owed a payment thereunder, for general corporate purposes, including, among other things, contributions, loans or advances to our subsidiary, SCE.

See “Use of Proceeds.”

Conflicts of Interest	The forward purchasers (or their affiliates) will receive the net proceeds of any sale of borrowed shares of our common stock pursuant to this prospectus supplement in connection with any forward sale agreement. Because certain sales agents or their affiliates are expected to receive part of the net proceeds from the sale of shares of our common stock in connection with any forward sale agreement, such sales agents would be deemed to have a conflict of interest under Financial Industry Regulatory Authority, Inc., or “FINRA,” Rule 5121 to the extent such sales agents or affiliates receive at least 5% of the net proceeds of the offering. Any sales agent deemed to have a conflict of interest would be required to conduct the distribution of our common stock in accordance with FINRA Rule 5121. If the offering is conducted in accordance with FINRA Rule 5121, such sales agent would not be permitted to confirm a sale to an account over which it exercises discretionary authority without first receiving specific written approval from the account holder.

Listing	Our common stock is listed on the NYSE under the symbol “EIX.”

Risk Factors	Investing in our common stock involves risks. See “Risk Factors” beginning on page S-6 of this prospectus supplement.

RISK FACTORS

Investing in our common stock involves risk. You should be aware of and carefully consider the following risk factors and the risk factors included in our Annual Report on Form 10-K for the year ended December 31, 2021 and in subsequent Quarterly Reports on Form 10-Q and Current Reports on Form 8-K. You should also read and consider all of the other information provided or incorporated by reference in this prospectus supplement and the accompanying prospectus before deciding whether or not to purchase any of the offered shares. See “Forward-Looking Statements” in this prospectus supplement and “Where You Can Find More Information” in the accompanying prospectus.

There may be future sales or other dilution of our equity, which may materially adversely affect the market price for shares of our common stock.

We are generally not restricted from issuing additional shares of common stock, including any securities that are convertible into or exchangeable for, or that represent the right to receive, shares of common stock or any substantially similar securities. The market price for shares of our common stock could materially decline as a result of sales of shares of common stock or similar securities in the market made after such offering or the perception that such sales could occur.

Settlement provisions contained in any forward sale agreement subject us to certain risks.

A forward purchaser will have the right to accelerate its forward sale agreement (with respect to all or any portion of the transaction under the particular forward sale agreement that the relevant forward purchaser determines is affected by such event) and require us to physically settle on a date specified by the relevant forward purchaser if:

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such forward purchaser is unable to hedge its exposure to the transaction under the particular forward sale agreement because of the lack of sufficient shares being made available for borrowing, or because it is otherwise commercially impracticable;

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a forward purchaser determines that it has an ownership position in our common stock above a limit specified in the forward sale agreement, related to the number of shares of our common stock that would give rise to certain reporting or registration obligations of or other legal requirements applicable to the forward purchaser or certain associated persons under legal requirements that become applicable to ownership of our common stock following the date of such forward sale agreement;

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we declare a cash dividend (other than extraordinary dividends) on shares of our common stock with a cash value in excess of a specified periodic amount or with an ex-dividend date prior to the anticipated ex-dividend date for such cash dividend or we declare certain non-cash distributions on shares of our common stock;

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there is an announcement of any action that, if consummated, would constitute an extraordinary event (as such term is defined in the particular forward sale agreement and which includes certain mergers and tender offers and the delisting of our common stock and certain changes in law);

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we publicly announce or disclose one or more repurchases of shares of our common stock that could result in the number of shares underlying all forward sale agreements with any forward purchaser exceeding 9.0% of our total outstanding shares of common stock; or

•

certain other events of default, termination events or other specified events occur, including, among other things, any material misrepresentation made by us in connection with entering into the particular forward sale agreement, certain bankruptcy events or certain changes in law (as such terms are defined in the particular forward sale agreement).

The relevant forward purchaser’s decision to exercise its right to accelerate the settlement of the particular forward sale agreement will be made irrespective of our interests, including our need for capital. In such cases, we could be required to issue and deliver shares of our common stock under the physical settlement provisions of the particular forward sale agreement, irrespective of our capital needs, which would result in dilution to our earnings per share, return on equity and dividends per share. In addition, upon certain insolvency filings relating to us, the particular forward sale agreement will terminate without further liability of either party. Following any such termination, we would not issue any shares of our common stock or receive any proceeds pursuant to the particular forward sale agreement.

We expect that any forward sale agreement will settle by the settlement date specified in such forward sale agreement; however, such forward sale agreement may be settled earlier in whole or in part at our option, subject to the satisfaction of certain conditions. Each forward sale agreement will be physically settled by delivery of shares of our common stock, unless we elect to cash settle or net share settle such forward sale agreement, subject to the satisfaction of certain conditions. Upon physical settlement or, if we so elect, net share settlement of such forward sale agreement, delivery of shares of our common stock in connection with such physical settlement or, to the extent we are obligated to deliver shares of our common stock, net share settlement will result in dilution to our earnings per share and return on equity. If we elect cash settlement or net share settlement with respect to all or a portion of the shares of our common stock underlying a particular forward sale agreement, we expect that the relevant forward purchaser (or an affiliate thereof) will purchase a number of shares of our common stock necessary to satisfy its or its affiliate’s obligation to return the shares of our common stock borrowed from third parties in connection with the related sales of shares of our common stock under that forward sale agreement, adjusted in the case of net share settlement, by any shares deliverable by or to us under the forward sale agreement. In addition, the purchase of shares of our common stock in connection with the relevant forward purchaser or its affiliate unwinding its hedge positions could result in an increase (or a reduction in the amount of any decrease) in the price of shares of our common stock over such time, thereby increasing the amount of cash we would owe to such forward purchaser (or decreasing the amount of cash such forward purchaser would owe us) upon a cash settlement of such forward sale agreement or increasing the number of shares of our common stock we would deliver to such forward purchaser (or decreasing the number of shares of our common stock such forward purchaser would deliver to us) upon net share settlement of such forward sale agreement.

The forward sale price we expect to receive upon physical settlement of any forward sale agreement will be subject to adjustment on a daily basis based on a floating interest rate factor equal to the overnight bank funding rate less a spread, and will be decreased on certain dates by amounts related to expected dividends on shares of our common stock during the term of the applicable forward sale agreement. If the overnight bank funding rate is less than the spread on any day, the interest factor will result in a daily reduction of the forward sale price. If the market value of shares of our common stock during the relevant unwind period under a particular forward sale agreement is above the forward sale price, in the case of cash settlement, we would pay the applicable forward purchaser under the relevant forward sale agreement an amount in cash equal to the difference or, in the case of net share settlement, we would deliver to such forward purchaser a number of shares of our common stock having a value equal to the difference. Thus, we could be responsible for a potentially substantial cash payment in the case of cash settlement of a particular forward sale agreement. If the market value of shares of our common stock during the relevant unwind period under a particular forward sale agreement is below the relevant forward sale price, in the case of cash settlement, we would be paid the difference in cash by a forward purchaser under the applicable forward sale agreement or, in the case of net share settlement, we would receive from such forward purchaser a number of shares of our common stock having a value equal to the difference. See “Plan of Distribution (Conflicts of Interest) — Sales Through Forward Sellers” for information on the forward sale agreements.

In certain bankruptcy or insolvency events, any forward sale agreements will automatically terminate, and we would not receive the expected proceeds from any forward sales of our common stock.

If we file for or consent to a proceeding seeking a judgment in bankruptcy or insolvency or any other relief under any bankruptcy or insolvency law or other similar law affecting creditors’ rights or if an appropriate regulatory or other authority takes similar action, any forward sale agreements that are then in effect will automatically terminate. If any such forward sale agreement so terminates under these circumstances, we would not be obligated to deliver to the relevant forward purchaser any shares of our common stock not previously delivered, and the relevant forward purchaser would be discharged from its obligation to pay the forward sale price per share in respect of any shares of our common stock not previously settled. Therefore, to the extent there are any shares of our common stock with respect to which any forward sale agreement has not been settled at the time of the commencement of any such bankruptcy or insolvency proceedings or actions, we would not receive the relevant forward sale price per share in respect of those shares of our common stock.

Although we have paid cash dividends on shares of our common stock in the past, we may not pay cash dividends or increase our dividends on shares of our common stock in the future.

Holders of shares of our common stock are entitled to receive only such dividends as our Board of Directors may declare out of funds legally available for such purpose. We have a history of paying dividends to our shareholders when sufficient cash is available. However, future cash dividends will depend upon our results of operations, financial condition, cash requirements, the need to maintain adequate capital levels or increase our dividends and other factors. There can be no assurance that we will continue to pay dividends or increase our dividends even if the necessary financial conditions are met and if sufficient cash is available for distribution.

USE OF PROCEEDS

We currently intend to use the net proceeds that we receive upon the issuance and sale of shares of our common stock by us to or through the sales agents for general corporate purposes, including for contributions, loans or other advances to SCE.

We will not initially receive any proceeds from the sale of borrowed shares of our common stock sold as a hedge by the forward sellers, as agents for the forward purchasers, in connection with any forward sale agreement. In the event of full physical settlement of a forward sale agreement, which we expect to occur on or prior to the maturity date of the forward sale agreement, we expect to receive aggregate cash proceeds equal to the product of the initial forward price under the forward sale agreement and the number of shares of our common stock underlying the forward sale agreement, subject to the price adjustment and other provisions of the forward sale agreement. We currently intend to use any cash proceeds that we receive upon physical settlement of any forward sale agreement, if physical settlement applies, or upon cash settlement of any forward sale agreement, if we elect cash settlement and are owed a payment thereunder, for the purposes provided in the immediately preceding paragraph. If we elect to cash settle or net share settle any forward sale agreement, we would expect to receive an amount of proceeds that is significantly lower in the case of any cash settlement (if we are owed a payment thereunder), and we may not receive any proceeds in the case of any net share settlement. Furthermore, we may instead owe cash or shares of our common stock to the relevant forward purchaser in the case of any cash settlement or net share settlement, respectively. See “Plan of Distribution (Conflicts of Interest) — Conflicts of Interest.”

PLAN OF DISTRIBUTION (CONFLICTS OF INTEREST)

We have entered into distribution agreements with the sales agents, the forward sellers and the forward purchasers under which we may issue and sell over a period of time and from time to time shares of our common stock having an aggregate sales price of up to $500,000,000 through the sales agents. Further, the distribution agreements provide that, in addition to the issuance and sale of shares of our common stock by us through the sales agents, we also may enter into separate forward sale agreements with a forward purchaser, as described below. In connection with each particular forward sale agreement, the relevant forward purchaser will use commercially reasonable efforts, consistent with its normal practices, to borrow or cause its affiliates to borrow shares of our common stock from third parties and the relevant forward seller will use commercially reasonable efforts, consistent with its normal trading and sales practices, to sell a number of shares of our common stock equal to the number of shares of our common stock underlying the particular forward sale agreement. In no event will the aggregate sales price of shares of our common stock sold through the sales agents under the distribution agreements and through the forward sellers under any forward sale agreements exceed $500,000,000.

In the future, we may also enter into distribution agreements with sales agents, forward purchasers and forward sellers other than the sales agents, forward purchasers and forward sellers referred to herein. In the event that we enter into new distribution agreements, we will file a supplement to this prospectus supplement to reflect any such new distribution agreement.

Sales of the shares of our common stock, if any, under the distribution agreements will be made in “at the market” offerings as defined in Rule 415 under the Securities Act of 1933 (the “Securities Act”), including sales made directly on the NYSE, the existing trading market for shares of our common stock, or sales made to or through a market maker or through an electronic communications network. In addition, shares of our common stock may be offered and sold by any other methods permitted by applicable law, including privately negotiated transactions, as we and any sales agent (and any related forward seller and forward purchaser) agree to in writing. The sales agents will not engage in any transactions that stabilize our common stock.

We have agreed to pay all expenses in connection with the distribution agreements, any forward sale agreements and the offerings hereby, including the reasonable fees and disbursements of counsel to the sales agents, forward purchasers and forward sellers in connection with the transactions contemplated by this prospectus supplement. We estimate that our expenses in connection with this offering are $640,000.

In connection with the sale of our common stock as contemplated in this prospectus supplement, the sales agents, forward sellers or forward purchasers each may be deemed to be “underwriters” within the meaning of the Securities Act, and the compensation paid to a sales agent, forward seller or forward purchaser may be deemed to be an underwriting commission or discount. We have agreed to indemnify the sales agents, the forward sellers and the forward purchasers against certain liabilities, including liabilities under the Securities Act.

We intend to report to the Securities and Exchange Commission (the “SEC”) at least quarterly (1) the number of shares of our common stock sold through the sales agents in connection with at the-market sales as described below under “—Sales Through Sales Agents,” (2) the number of borrowed shares of our common stock sold by the forward sellers, as agents for the forward purchasers, in connection with any forward sale agreements as described below under “—Sales Through Forward Sellers” and (3) the net proceeds received by us in connection with transactions described in clauses (1) and (2).

Sales of our common stock as contemplated in this prospectus supplement will be settled through the facilities of The Depository Trust Company or by such other means as we and the sales agents or forward sellers and related forward purchasers, as applicable, may agree upon.

The offering of our common stock pursuant to the distribution agreements and any forward sale agreements will terminate upon the earliest of (1) the sale, under the distribution agreements and any forward sale agreements, of shares of our common stock with an aggregate sales price of $500,000,000, (2) August 4, 2025 and (3) termination by us or the relevant sales agent any time upon prior notice, solely with respect to such sales agent (provided that the distribution agreements will continue in effect for the duration of any forward sale agreement entered into, but not yet settled, before such date).

Sales Through Sales Agents

From time to time during the term of the distribution agreements, and subject to the terms and conditions set forth therein, we may deliver instructions to any of the sales agents regarding a proposed sale of shares of our common stock. Upon agreement to the instructions from us, and subject to the terms and conditions of the distribution agreements, each sales agent will use its commercially reasonable efforts consistent with its normal trading and sales practices to sell the amount of shares of our common stock specified in the agreed upon instructions. We or the relevant sales agent may suspend or terminate the offering of shares of our common stock at any time upon proper notice to the other, upon which the selling period will immediately terminate. Settlement for sales of shares of our common stock will occur on the second trading day following the date on which the sales were made, or such earlier day as is standard industry practice, unless another date shall be agreed to in writing by us and the relevant sales agent. There is no arrangement for funds to be received in an escrow, trust or similar arrangement. The obligation of each sales agent under the distribution agreements to sell shares of our common stock pursuant to our instructions is subject to a number of conditions, which each sales agent reserves the right to waive in its sole discretion.

Each sales agent will receive from us a commission of up to 1% of the sales price per share for any shares sold through it as our sales agent under the distribution agreements. The remaining sales proceeds, after deducting any expenses payable by us and any transaction fees or taxes imposed by any governmental, regulatory or self-regulatory organization in connection with the sales, will be our net proceeds for the sale of such shares.

Under the terms of the distribution agreements, we may also sell shares of our common stock to each of the sales agents, as principal for its own respective account, at a price agreed upon at the time of sale. If we sell shares of our common stock to the sales agents as principal, we will enter into a separate written agreement with the applicable sale agent setting forth the terms of such transaction, and we will describe the agreement in a separate prospectus supplement or pricing supplement.

Sales Through Forward Sellers

From time to time during the term of the distribution agreements, and subject to the terms and conditions set forth therein, we may propose to enter into a forward sale agreement with a forward purchaser and deliver instructions to the related forward seller under the relevant distribution agreement. Upon acceptance of our proposal to enter into a forward sale agreement and subject to the terms and conditions of the related distribution agreement, the relevant forward purchaser will use commercially reasonable efforts, consistent with its normal practices, to borrow or cause its affiliates to borrow from third parties, offer and sell through its affiliated forward seller, a number of shares of our common stock equal to the number of shares of our common stock underlying the particular forward sale agreement in order to hedge its obligations under the forward sale agreement. In connection with any such sales, the applicable forward seller will use commercially reasonable efforts, consistent with its normal trading and sales practices, to sell the shares of our common stock. We or the relevant forward seller may immediately suspend or terminate the offering of shares of our common stock at any time upon proper notice to the other party.

We expect that settlement between the relevant forward purchaser and forward seller of sales of borrowed shares of our common stock, as well as the settlement between the relevant forward seller and buyers of such shares of our common stock in the market, will generally occur on the second trading day following each date the sales are made. The obligation of the relevant forward seller under the distribution agreement to execute such sales of shares of our common stock is subject to a number of conditions, which each forward seller reserves the right to waive in its sole discretion.

In connection with each forward sale agreement, we will pay the relevant forward seller, in the form of a reduced initial forward price payable by the relevant forward purchaser under the related forward sale agreement, commissions of up to 1% of the sales price of all borrowed shares of common stock sold during the applicable forward hedge selling period by it as a forward seller. We refer to this commission rate as the forward hedge selling commission rate. The forward hedge selling period will be the period beginning on the trade date and ending on a date specified in the relevant forward sale agreement, or an earlier date under certain circumstances.

The initial forward price per share under each forward sale agreement will initially equal the product of (1) an amount equal to one minus the applicable forward hedge selling commission rate and (2) the adjusted volume-weighted hedge price per share at which the borrowed shares of common stock were sold pursuant to the distribution agreement by the relevant forward seller (adjusted as described below). Thereafter, the forward sale price will be subject to adjustment as described below.

Each forward sale agreement will provide that the forward sale price, as well as the volume-weighted hedge price used to calculate the initial forward price, will be subject to adjustment on a daily basis based on a floating interest rate factor equal to the overnight bank funding rate, less a spread, and will be subject to decrease on each of certain dates by amounts related to expected dividends on shares of our common stock during the term of the particular forward sale agreement. If the overnight bank funding rate is less than the spread on any day, the interest factor will result in a daily reduction of the forward sale price.

Before settlement of a particular forward sale agreement, we expect that the shares of our common stock issuable upon settlement of that particular forward sale agreement will be reflected in our diluted earnings per share, return on equity and dividends per share calculations using the treasury stock method. Under this method, the number of shares of our common stock used in calculating diluted earnings per share, return on equity and dividends per share is deemed to be increased by the excess, if any, of the number of shares of our common stock that would be issued upon full physical settlement of that particular forward sale agreement over the number of shares of our common stock that could be purchased by us in the market (based on the average market price during the relevant period) using the proceeds receivable upon full physical settlement (based on the adjusted forward sale price at the end of the relevant reporting period). Consequently, before physical or net share settlement of a particular forward sale agreement and subject to the occurrence of certain events, we anticipate there will be no dilutive effect on our earnings per share, return on equity and dividends per share except during periods when the average market price of our shares of common stock is above the applicable forward sale price. However, if we decide to physically or net share settle any forward sale agreement, any delivery of shares of our common stock by us upon any physical or net share settlement of such forward sale agreement will result in dilution to our earnings per share, return on equity and dividends per share.

Except under limited circumstances described below, we have the right to elect physical, cash or net share settlement under any forward sale agreement. Although we expect to settle any forward sale agreement entirely by delivering shares of our common stock in connection with full physical settlement, we may, subject to certain conditions, elect cash settlement or net share settlement for all or a portion of our obligations under a particular forward sale agreement if we conclude that it is in our interest to do so. For example, we may conclude that it is in our interest to cash settle or net share settle a particular forward sale agreement if we have no then-current use for all or a portion of the net proceeds that we would receive upon physical settlement. In addition, subject to certain conditions, we may elect to accelerate the settlement of all or a portion of the number of shares of our common stock underlying a particular forward sale agreement.

If we elect to physically settle any forward sale agreement by issuing and delivering shares of our common stock, we will receive an amount of cash from the relevant forward purchaser equal to the product of the forward sale price per share under that particular forward sale agreement and the number of shares of our common stock underlying the particular forward sale agreement. In the event we elect to cash settle, the settlement amount will be generally related to (1) (a) the average of the volume-weighted average price of our common stock on each exchange business day during the relevant unwind period under that particular forward sale agreement minus

(b) the applicable forward sale price, as specified in the applicable forward sale agreement; multiplied by (2) the number of shares of our common stock underlying the particular forward sale agreement subject to such cash settlement. In the event we elect to net share settle, the settlement amount will be generally related to (1) (a) the weighted average price per share at which the relevant forward purchaser or its affiliate purchases shares of our common stock during the relevant unwind period for such settlement under that particular forward sale agreement minus (b) the applicable forward sale price, as specified in the applicable forward sale agreement; multiplied by (2) the number of shares of our common stock underlying the particular forward sale agreement subject to such net share settlement. If this settlement amount is a negative number, the relevant forward purchaser will pay us the absolute value of that amount (in the case of cash settlement) or deliver to us a number of shares of our common stock having a value equal to the absolute value of such amount (in the event of net share settlement). If this settlement amount is a positive number, we will pay the relevant forward purchaser that amount (in the case of cash settlement) or deliver to the relevant forward purchaser a number of shares of our common stock having a value equal to such amount (in the event of net share settlement). In connection with any cash settlement or net share settlement, we would expect the relevant forward purchaser or its affiliate to purchase shares of our common stock in secondary market transactions for delivery to third party stock lenders in order to close out its, or its affiliate’s, hedge position in respect of that particular forward sale agreement and, if applicable, for delivery to us under a net share settlement. The purchase of shares of our common stock in connection with the relevant forward purchaser or its affiliate unwinding its hedge positions could cause the price of our common stock to increase over time (or reduce the amount of a decrease over time), thereby increasing the amount of cash we owe to the relevant forward purchaser (or decreasing the amount of cash that the relevant forward purchaser owes us) upon cash settlement or increasing the number of shares of our common stock that we are obligated to deliver to the relevant forward purchaser (or decreasing the number of shares of our common stock that the relevant forward purchaser is obligated to deliver to us) upon net share settlement of the particular forward sale agreement. See “Risk Factors” in this prospectus supplement.

A forward purchaser will have the right to accelerate its forward sale agreement (with respect to all or any portion of the transaction under the particular forward sale agreement that the relevant forward purchaser determines is affected by such event) and require us to physically settle on a date specified by the relevant forward purchaser if:

•

such forward purchaser is unable to hedge its exposure to the transaction under the particular forward sale agreement because of the lack of sufficient shares being made available for borrowing or because it is otherwise commercially impracticable;

•

a forward purchaser determines that it has an ownership position in our common stock above a limit specified in the forward sale agreement, related to the number of shares of our common stock that would give rise to certain reporting or registration obligations of or other legal requirements applicable to the forward purchaser or certain associated persons under legal requirements that become applicable to ownership of our common stock following the date of such forward sale agreement;

•

we declare a cash dividend (other than extraordinary dividends) on shares of our common stock with a cash value in excess of a specified periodic amount or with an ex-dividend date prior to the anticipated ex-dividend date for such cash dividend or we declare certain non-cash distributions on shares of our common stock;

•

there is an announcement of any action that, if consummated, would constitute an extraordinary event (as such term is defined in the particular forward sale agreement and which includes certain mergers and tender offers and the delisting of our common stock and certain changes in law);

•

we publicly announce or disclose one or more repurchases of shares of our common stock that could result in the number of shares underlying all forward sale agreements with any forward purchaser exceeding 9.0% of our total outstanding shares of common stock; or

•

certain other events of default, termination events or other specified events occur, including, among other things, any material misrepresentation made by us in connection with entering into the particular forward sale agreement, certain bankruptcy events or certain changes in law (as such terms are defined in the particular forward sale agreement).

The relevant forward purchaser’s decision to exercise its right to accelerate the settlement of the particular forward sale agreement will be made irrespective of our interests, including our need for capital. In such cases, we could be required to issue and deliver shares of our common stock under the physical settlement provisions of the particular forward sale agreement, irrespective of our capital needs, which would result in dilution to our earnings per share, return on equity and dividends per share. In addition, upon certain insolvency filings relating to us, the particular forward sale agreement will terminate without further liability of either party. Following any such termination, we would not issue any shares of our common stock or receive any proceeds pursuant to the particular forward sale agreement. See “Risk Factors” in this prospectus supplement.

Other Relationships

The sales agents, forward purchasers and forward sellers and their respective affiliates are full service financial institutions engaged in various activities, which may include, among other activities, securities trading and underwriting, commercial and investment banking, financial advisory, corporate trust, investment management, investment research, principal investment, hedging, financing and brokerage activities. In the ordinary course of their respective businesses, some of the sales agents, forward purchasers and forward sellers and/or their affiliates have in the past and may in the future provide us and our affiliates with financial advisory and other services for which they have and in the future will receive customary fees.

In addition, in the ordinary course of their business activities, the sales agents, forward purchasers and forward sellers and their respective affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers. Such investments and securities activities may involve securities and/or instruments of ours or our affiliates. The sales agents, forward purchasers and forward sellers and their respective affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or financial instruments and may hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

No Public Offering Outside of the United States

Other than in the United States, no action has been taken that would permit a public offering of the securities offered by this prospectus supplement and the accompanying prospectus in any jurisdiction where action for that purpose is required. The securities offered by this prospectus supplement and the accompanying prospectus may not be offered or sold, directly or indirectly, nor may this prospectus supplement and the accompanying prospectus or any other offering material or advertisements in connection with the offer and sale of any such securities be distributed or published in any jurisdiction, except under circumstances that will result in compliance with the applicable rules and regulations of that jurisdiction. Persons into whose possession this prospectus supplement and the accompanying prospectus comes are advised to inform themselves about and to observe any restrictions relating to the offering and the distribution of this prospectus supplement and the accompanying prospectus. This prospectus supplement and the accompanying prospectus do not constitute an offer to sell or a solicitation of an offer to buy any securities offered by this prospectus supplement and the accompanying prospectus in any jurisdiction in which such an offer or a solicitation is unlawful.

Conflicts of Interest

The forward purchasers (or their affiliates) will receive the net proceeds of any sale of borrowed shares of our common stock pursuant to this prospectus supplement in connection with any forward sale agreement. Because certain sales agents or their affiliates are expected to receive part of the net proceeds from the sale of shares of our common stock in connection with any forward sale agreement, such sales agents would be deemed to have a conflict of interest under FINRA Rule 5121 to the extent such sales agents or affiliates receive at least 5% of the net proceeds of the offering. Any sales agent deemed to have a conflict of interest would be required to conduct the distribution of our common stock in accordance with FINRA Rule 5121. If the offering is conducted in accordance with FINRA Rule 5121, such sales agent would not be permitted to confirm a sale to an account over which it exercises discretionary authority without first receiving specific written approval from the account holder. The appointment of a “qualified independent underwriter” is not necessary because the shares of common stock have a “bona fide public market” (as such terms are defined in FINRA Rule 5121).

LEGAL MATTERS

Michael A. Henry, our Assistant General Counsel, will pass upon the legality of the common stock offered by this prospectus supplement for us. Certain other legal matters in connection with this offering will be passed upon by Munger, Tolles & Olson LLP. Certain legal matters will be passed upon for the sales agents and forward sellers by Cleary Gottlieb Steen & Hamilton LLP, New York, New York.

Mr. Henry is a salaried employee of Southern California Edison Company and earns stock-based compensation based on Edison International’s common stock. Additionally, he may hold Edison International stock-based interests through an employee benefit plan and can participate in an Edison International shareholder dividend reinvestment and stock purchase plan.

EXPERTS

The financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) incorporated in this Prospectus Supplement by reference to the Annual Report on Form 10-K for the year ended December 31, 2021 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

We are subject to the informational requirements of the Securities Exchange Act of 1934 (the “Exchange Act”), and, in accordance therewith, file annual, quarterly and current reports, proxy statements and other information with the SEC. Our filings with the SEC, as well as additional information about us, are also available to the public through our website at www.edison.com and are made available as soon as reasonably practicable after such material is filed with or furnished to the SEC. The information on our website is not a part of this prospectus supplement. Our filings are also available to the public through the SEC’s website at www.sec.gov.

The rules of the SEC allow us to “incorporate by reference” into this prospectus supplement, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is considered to be part of this prospectus supplement, and later information that we file with the SEC will automatically update and supersede the earlier information. This prospectus supplement incorporates by reference the documents listed below that we have previously filed or may file in the future with the SEC. These documents, which contain important information about Edison International, include the following:

•	our Annual Report on Form 10-K for the year ended December 31, 2021, which was filed February 24, 2022;

•	our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2022 and June 30, 2022, which were filed May 3, 2022 and July 28, 2022, respectively; and

•	our Current Reports on Form 8-K filed on April 8, 2022, April 29, 2022, April 29, 2022 and May 4, 2022 (only with respect to Item 1.01).

In addition, all additional documents that we file with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act between the date of this prospectus supplement and the end of the offering described in this prospectus supplement are incorporated by reference herein, other than information furnished to the SEC under Item 2.02 or Item 7.01 of Form 8-K.

PROSPECTUS

EDISON INTERNATIONAL

Debt Securities

Preferred Stock

Common Stock

We may offer and sell an indeterminate amount of the securities listed above, or any combination thereof, from time to time in amounts, at prices and on other terms to be determined at the time of the offering. We may sell these securities to or through one or more underwriters, dealers and agents, or directly to purchasers, on a continuous or delayed basis. In addition, selling securityholders may also sell their shares of common stock, from time to time, if so identified and on terms described in the applicable prospectus supplement or pricing supplement.

This prospectus describes some of the general terms that may apply to these securities and the general manner in which they may be offered. The specific terms of any securities to be offered, and the specific manner in which they may be offered, will be described in a supplement or supplements to this prospectus and any pricing supplement.The supplement or supplements may also add, update or change information contained in this prospectus. You should carefully read this prospectus and any supplement for the specific offering before you invest in any of the securities.

A prospectus supplement will set forth the names of any underwriters, dealers or agents involved in the sale of the securities, the principal amounts of securities to be purchased by them, and the compensation they will receive.Our common stock is listed on the New York Stock Exchange under the symbol “EIX”.

Investing in our securities involves risks. See “Risk Factors” on page 2 of this prospectus and the risk factors included in the applicable prospectus supplement and in the documents incorporated by reference in this prospectus and in any accompanying supplement that we prepare or authorize.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this Prospectus is July 29, 2021

i

ABOUT THIS PROSPECTUS

This prospectus is provided by Edison International which is sometimes referred to in this prospectus by the terms “we,” “us” and “our.” We refer to the our debt securities, common stock and preferred stock together as “securities.”

This prospectus is part of a “shelf” registration statement filed with the United States Securities and Exchange Commission. By using a shelf registration statement, we may sell the securities described in this prospectus from time to time in one or more offerings. This prospectus only provides you with a general description of the securities that we may offer. Each time we sell securities, we will provide a supplement to this prospectus that contains specific information about the terms of the securities. The supplement may also add, delete, update or change information contained in this prospectus. You should rely on the information in the applicable supplement if this prospectus and the supplement are inconsistent. Before purchasing any securities, you should carefully read both this prospectus and any applicable supplement, together with the additional information described under the heading “Where You Can Find More Information.”

We are responsible for the information contained and incorporated by reference in this prospectus, in any accompanying supplement and in any applicable free writing prospectus that we prepare or authorize. We have not authorized anyone to provide you with any other information, and we take no responsibility for any other information that others may provide you. We will not make an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus and any supplement is accurate only as of the dates on their respective covers, or any earlier dates specified therein. Our business, financial condition, results of operations and prospects may have changed since those respective dates.

FORWARD-LOOKING STATEMENTS

This prospectus, any accompanying supplement and the additional information described under the heading “Where You Can Find More Information” may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act, and Section 21E of the Exchange. The words “believes,” “expects,” “anticipates,” “intends,” “plans,” “estimates,” “projects,” “probable,” “may,” “will,” “could,” “would,” “should,” and variations of such words and similar expressions, or discussions of strategy or of plans, are intended to identify forward-looking statements. Such statements necessarily involve risks and uncertainties that could cause actual results to differ materially from those anticipated. Various factors may cause actual results to be materially different than the suggested outcomes within forward-looking statements; accordingly, there is no assurance that such results will be realized. Some of the risks, uncertainties and other important factors that could cause results to differ from those currently expected, or that otherwise could impact us or the value of our securities, are described under the headings “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Forward-Looking Statements” and “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2020, and in subsequent Quarterly Reports on Form 10-Q and Current Reports on Form 8-K incorporated by reference into this prospectus.

We urge you to read this entire prospectus, including any supplement and the information incorporated by reference, and carefully consider the risks, uncertainties and other factors that affect our business. In light of these risks, uncertainties and assumptions, the events described in the forward-looking statements included or incorporated by reference in this prospectus might not occur or might occur to a different extent or at a different time than described. Forward-looking statements are made based on information currently available to us and speak only as of the date they are made and we expressly disclaim an obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. You should review future reports we file with the Securities and Exchange Commission.

EDISON INTERNATIONAL

Edison International is the parent holding company of Southern California Edison Company (“SCE”). SCE is an investor-owned public utility primarily engaged in the business of supplying and delivering electricity to an approximately 50,000 square mile area of southern California. Edison International also owns or holds interests in companies that are competitive businesses engaged in providing energy services to commercial and industrial customers. Based in Rosemead, California, Edison International was incorporated in California in 1987.

The mailing address and telephone number of our principal executive offices are P.O. Box 976, Rosemead, CA 91770 and (626) 302-2222.

RISK FACTORS

Investing in our securities involves risks. Before purchasing any securities we offer, you should carefully consider the risk factors that are incorporated by reference herein from the section captioned “Risk Factors” in our most recent Annual Report on Form 10-K, together with all of the other information included in this prospectus and any prospectus supplement and any other information that we have incorporated by reference, including filings made with the Securities and Exchange Commission subsequent to the date hereof. Any of these risks, as well as other risks and uncertainties, could harm our financial condition, results of operations or cash flows.

USE OF PROCEEDS

Except as otherwise described in a prospectus supplement, we intend for the net proceeds of the offered securities to be used for general corporate purposes.

DESCRIPTION OF THE DEBT SECURITIES

The following is a general description of the terms and provisions of the debt securities we may offer and sell by this prospectus in one or more distinct offerings. This summary is not meant to be a complete description of each series of debt securities. This prospectus and any accompanying prospectus supplement will contain the particular terms and conditions for each series of debt securities. For more information about the debt securities, please refer to the indenture dated as of September 10, 2010 between Edison International and The Bank of New York Mellon Trust Company, N.A., as trustee, for the issuance of debt securities, which we refer to as the “indenture” in this prospectus.

We have filed a copy of the indenture as an exhibit to the registration statement that includes this prospectus. We refer to the trustee for the indenture as the “indenture trustee.” The indenture is governed by the Trust Indenture Act of 1939 and may be supplemented or amended from time to time.

The indenture gives us broad authority to set the particular terms of each series of debt securities, including the right to modify certain of the terms contained in the indenture. The particular terms of a series of debt securities and the extent, if any, to which the particular terms of the series modify the terms of the indenture will be described in the prospectus supplement relating to the debt securities.

The indenture contains the full legal text of the matters described in this section. Because this section is a summary, it does not describe every aspect of the debt securities or the indenture. This summary is subject to and qualified by all the provisions of the indenture, including definitions of terms used in the indenture. Therefore, you should read carefully the detailed provisions of the indenture, which we have incorporated by reference as an exhibit to the registration statement that includes this prospectus. This summary also is subject to and qualified by the description of the particular terms of the debt securities in the applicable prospectus supplement.

General

We may issue an unlimited amount of debt securities under the indenture in one or more series. We need not issue all debt securities of one series at the same time and, unless otherwise provided, we may reopen a series, without the consent of the holders of the debt securities of that series, for issuances of additional debt securities of that series.

Prior to the issuance of each series of debt securities, the terms of the particular debt securities will be specified in a supplemental indenture (including any pricing supplement) or in one or more officer’s certificates of Edison International pursuant to a supplemental indenture or a board resolution. We refer you to the applicable prospectus supplement for a description of the following terms, among others, of the series of debt securities:

•	the title of the debt securities;

•	any limit upon the aggregate principal amount of the debt securities of that series;

•	the date or dates on which principal will be payable or how to determine the dates;

•

the rate or rates or method of determination of interest; the date from which interest will accrue; the dates on which interest will be payable, which we refer to as the “interest payment dates;” and any record dates for the interest payable on the interest payment dates;

•

any obligation or option of Edison International to redeem, purchase or repay debt securities, or any option of the registered holder to require Edison International to redeem or repurchase debt securities, and the terms and conditions upon which the debt securities will be redeemed, purchased or repaid;

•	the denominations in which the debt securities will be issuable (if other than denominations of $1,000 and any integral multiple of $1,000 in excess thereof);

•	any provision relating to deferral of interest payments;

•	whether the debt securities are subject to discharge or defeasance at our option;

•	whether the debt securities are to be issued in whole or in part in the form of one or more global debt securities and, if so, the identity of the depositary for the global debt securities; and

•	any other terms of the debt securities.

Ranking

The debt securities will be unsecured senior debt obligations of Edison International. The indebtedness represented by the debt securities will rank equally with all other unsecured and unsubordinated debt of Edison International.

Holding Company Structure

Edison International conducts its operations through its subsidiaries and substantially all of its consolidated assets are held by its subsidiaries. Accordingly, Edison International’s cash flow and its ability to meet its obligations under its debt securities are largely dependent upon the earnings of its subsidiaries and the distribution or other payment of these earnings to Edison International. The subsidiaries are separate and distinct legal entities and have no obligation to pay any amounts due on the Edison International debt securities or to make any funds available for payment of amounts due on these debt securities.

Because Edison International is a holding company, its obligations under the debt securities will be structurally subordinated to all existing and future liabilities and preferred equity of its subsidiaries. Therefore, the rights of Edison International’s creditors, including the rights of the holders of the debt securities issued by Edison International, to participate in the assets of any subsidiary upon the liquidation or reorganization of the subsidiary will depend on the rights of Edison International against the subsidiary. In that regard, Edison International’s equity interest in the subsidiary would be subject to the prior claims of the subsidiary’s creditors and preferred stockholders. To the extent that Edison International may itself be a creditor with recognized claims against any of its subsidiaries, Edison International’s claims would be subordinated to any security interest in, or mortgages or other liens on, the assets of the subsidiary or any other indebtedness or other liabilities of the subsidiary that are senior to the claims held by Edison International.

Payment of Debt Securities—Interest

Unless indicated otherwise in an applicable prospectus supplement, we will pay interest on the debt security on each interest payment date to the person in whose name the debt security is registered as of the close of business on the regular record date relating to the interest payment date.

Unless otherwise specified in connection with a particular offering of debt securities:

•

if an interest payment date falls on a day that is not a Business Day, the payment due on such interest payment date will be postponed to the next succeeding Business Day and no further interest will accrue in respect of such postponement;

•

interest will be computed on the basis of a 360-day year consisting of twelve 30-day months; provided that the amount of interest payable for any period shorter or longer than a full interest period will be computed on the basis of a 360-day year consisting of twelve 30-day months and the actual number of days elapsed in the period using 30-day months; and

•	in this section, “Business Day” means any day which is a day on which commercial banks settle payments and are open for general business in Los Angeles, California.

If a date for payment of interest or principal on the debt securities falls on a day that is not a business day in the place of payment, such payment will be made on the next succeeding business day in such place of payment as if made on the date the payment was due. No interest will accrue on any amounts payable for the period from and after the due date for payment of such principal or interest.

If we default in paying interest on a debt security, we will pay defaulted interest in either of the two following ways:

•

We will first propose to the indenture trustee a payment date for the defaulted interest. Next, the indenture trustee will choose a special record date for determining which registered holders are entitled to the payment. The special record date will be between 10 and 15 days before the payment date we propose. Finally, we will pay the defaulted interest on the payment date to the registered holder of the debt security as of the close of business on the special record date.

•

Alternatively, we can propose to the indenture trustee any other lawful manner of payment, provided that is not inconsistent with the requirements of any securities exchange on which the debt securities are listed for trading, if any. If the indenture trustee deems the proposal is practicable, payment will be made as proposed.

Payment of Debt Securities—Principal

Unless indicated otherwise in an applicable prospectus supplement, we will pay principal of and any premium on the debt securities at stated maturity, upon redemption or otherwise, upon presentation of the debt securities at the office of the indenture trustee, as our initial paying agent. Any other paying agent initially designated for the debt securities of a particular series will be named in the applicable prospectus supplement.

In our discretion, we may change the place of payment on the debt securities, and may remove any paying agent, may appoint one or more additional paying agents, and may act as our own paying agent.

If the stated maturity of the debt securities falls on a day that is not a Business Day, the payment due at stated maturity will be postponed to the next succeeding Business Day, and no further interest will accrue in respect of such postponement.

Form; Transfers; Exchanges

Unless we indicate otherwise in an applicable prospectus supplement, the debt securities will be issued

•	only in fully registered form;

•	without interest coupons; and

•	in denominations of $1,000 and any integral multiple of $1,000 in excess thereof.

Global Debt Securities

We may issue debt securities of any series in whole or in part in the form of one or more global debt securities that will be deposited with, or on behalf of, The Depositary Trust Company (“DTC”) or a depositary identified in the prospectus supplement relating to that series. Unless and until it is exchanged in whole or in part for individual certificates evidencing debt securities in definitive form, a global security may not be transferred except as a whole by the depositary for that global security to a nominee of that depositary, or by a nominee of that depositary to that depositary or another nominee of that depositary, or by that depositary or that nominee to a successor of that depositary or a nominee of that successor. We will describe the specific terms of the depositary arrangement for a series of debt securities, and how that arrangement may affect the process for receiving payments on the debt securities, in the prospectus supplement relating to that series.

Exchange

You may have your debt securities divided into debt securities of smaller denominations (of at least $1,000) or combined into debt securities of larger denominations, as long as the total principal amount is not changed. This is called an “exchange.”

You may exchange or transfer debt securities (other than debt securities represented by a global security) at the office of the indenture trustee. The indenture trustee acts as our agent for registering debt securities in the names of holders and transferring debt securities (other than debt securities represented by a global security). We may appoint another agent or act as our own agent for this purpose. The entity performing the role of maintaining the list of registered holders is called the “security registrar.” It will also perform transfers, if applicable.

In our discretion, we may change the place for registration of transfer of the debt securities (other than debt securities represented by a global security) and may remove and/or appoint one or more additional security registrars.

Except as otherwise provided in a prospectus supplement, there will be no service charge for any transfer or exchange of the debt securities, but you may be required to pay a sum sufficient to cover any tax or other governmental charge payable in connection with the transfer or exchange. We may block the transfer or exchange of (a) debt securities during a period of 15 days prior to mailing any notice of redemption or (b) any debt security selected for redemption in whole or in part, except the unredeemed portion of any debt security being redeemed in part.

Redemption

We will set forth any terms for the redemption of debt securities in a prospectus supplement. Unless we indicate otherwise in a prospectus supplement, and except with respect to debt securities redeemable at the option of the registered holder, debt securities will be redeemable upon notice mailed between 30 and 60 days prior to the redemption date. Any prospectus supplement may provide that the notice of redemption of the debt securities may state that such redemption shall be conditional, in our discretion, on one or more conditions precedent, and that such conditional notice of redemption may be rescinded by us if we determine that any or all such conditions will not be satisfied by the redemption date, and that in such event, such redemption notice shall be of no further force or effect and we shall not be required to redeem the debt securities on the redemption date or otherwise. If less than all of the debt securities of any series or any tranche of a series are to be redeemed, the indenture trustee will select the debt securities to be redeemed. In the absence of any provision for selection, the indenture trustee will choose a method of random selection it deems fair and appropriate.

Debt securities will cease to bear interest on the redemption date. We will pay the redemption price and any accrued interest to but excluding the redemption date once you surrender the debt security for redemption. If only part of a debt security is redeemed, the indenture trustee will deliver to you a new debt security of the same series for the remaining portion without charge.

We may make any redemption conditional upon the receipt by the paying agent, on or prior to the date fixed for redemption, of money sufficient to pay the redemption price. If the paying agent has not received the money by the date fixed for redemption, the redemption will not occur.

Events of Default

An “event of default” occurs with respect to debt securities of any series if:

(a)	we do not pay any interest on any debt securities of the applicable series within 30 days of the due date (following any deferral allowed under the terms of the debt securities and elected by us);

(b)	we do not pay principal or premium on any debt securities of the applicable series on the due date;

(c)	we do not pay any sinking fund installment on debt securities of the series within 60 days of the due date;

(d)

we remain in breach of a covenant (excluding covenants not applicable to the affected series) of the indenture for 90 days after we receive a written notice of default stating we are in breach and requiring remedy of the breach; the notice must be sent by either the indenture trustee or registered holders of at least 33% of the principal amount of debt securities of the affected series;

(e)	we file for bankruptcy or other specified events in bankruptcy, insolvency, or reorganization occur; or

(f)	any other event of default specified in the applicable prospectus supplement occurs.

No event of default with respect to a series of debt securities necessarily constitutes an event of default with respect to the debt securities of any other series issued under the indenture.

Remedies

Acceleration

If an event of default occurs and is continuing with respect to any series of debt securities, then either the indenture trustee or the registered holders of not less than 33% in principal amount of the outstanding debt securities of that series may declare the principal amount of all of the debt securities of that series to be due and payable immediately. If an event of default described in clauses (d) or (e) of “— Events of Default” above occurs and is continuing with respect to all series of debt securities, then either the indenture trustee or the registered holders of not less than 33% in principal amount of all outstanding debt securities may declare the principal amount of all outstanding debt securities to be due and payable immediately.

Rescission of Acceleration

After the declaration of acceleration has been made and before the indenture trustee has obtained a judgment or decree for payment of the money due on any series or all series of debt securities, as the case may be, the registered holders of not less than a majority in aggregate principal amount of the outstanding debt securities of that series or all series may rescind and annul the declaration and its consequences, if:

•	we pay or deposit with the indenture trustee a sum sufficient to pay:

•	all overdue interest;

•	the principal of and any premium which have become due other than by the declaration of acceleration and overdue interest on these amounts;

•	interest on overdue interest to the extent lawful;

•	all amounts due to the indenture trustee under the indenture; and

•

all events of default with respect to the affected series, other than the nonpayment of the principal which has become due solely by the declaration of acceleration, have been cured or waived as provided in the indenture.

For more information as to waiver of defaults, see “Waiver of Default and of Compliance” below.

Control by Registered Holders; Limitations

Subject to the indenture, if an event of default with respect to the debt securities of any series occurs and is continuing, the registered holders of a majority in principal amount of the outstanding debt securities of that series will have the right to

•	direct the time, method and place of conducting any proceeding for any remedy available to the indenture trustee; or

•	exercise any trust or power conferred on the indenture trustee with respect to the debt securities of the series.

If an event of default is continuing with respect to all the series of debt securities, the registered holders of a majority in aggregate principal amount of the outstanding debt securities of all the series, considered as one class, will have the right to make such direction, and not the registered holders of the debt securities of any one of the series. These rights of registered holders to make direction are subject to the following limitations:

•	the registered holders’ directions will not conflict with any law or the indenture; and

•	the registered holders’ directions may be declined to be followed by the indenture trustee where the indenture trustee determines such directions would involve it in personal liability.

The indenture trustee may also take any other action it deems proper which is consistent with the registered holders’ direction.

In addition, the indenture provides that no registered holder of any debt security of any series will have any right to institute any proceeding, judicial or otherwise, with respect to the indenture for the appointment of a receiver or for any other remedy under the indenture unless

•	that registered holder has previously given the indenture trustee written notice of a continuing event of default;

•	the registered holders of not less than 33% in aggregate principal amount of the outstanding debt securities of all the affected series, considered as one class, or, in the case of an event of default described in clauses (a), (b) or (c) of “Events of Default,” above, that series, have made written request to the indenture trustee to institute proceedings in respect of that event of default and have offered the indenture trustee indemnity satisfactory to it against costs and liabilities incurred in complying with the request; and

•

for 60 days after receipt of the notice request and offer of such indemnity, the indenture trustee has failed to institute a proceeding and no direction inconsistent with the request has been given to the indenture trustee during the 60-day period by the registered holders of a majority in aggregate principal amount of outstanding debt securities of all the series, considered as one class, or, in the case of an event of default described in clauses (a), (b) or (c) of “Events of Default,” above, that series.

Furthermore, no registered holder will be entitled to institute any action if and to the extent that the action would disturb or prejudice the rights of other registered holders, seek to obtain priority or preference over other registered holders or enforce any right under the indenture except as provided in the indenture and for the equal and ratable benefit of all registered holders.

However, each registered holder has an absolute and unconditional right to receive payment when due and to bring a suit to enforce that right.

Notice of Default

The indenture trustee is required to give the registered holders of the debt securities notice of any default under the indenture to the extent required by the Trust Indenture Act of 1939, unless the default has been cured or waived; except that in the case of an event of default of the character specified above in clause (d) under “Events of Default,” no notice shall be given to the registered holders until at least 30 days after the occurrence thereof.

The Trust Indenture Act of 1939 currently permits the indenture trustee to withhold notices of default (except for certain payment defaults) if the indenture trustee in good faith determines the withholding of the notice to be in the interests of the registered holders.

We will furnish the indenture trustee with a statement each calendar year as to our compliance with the conditions and covenants in the indenture.

Waiver of Default and of Compliance

The registered holders of a majority in aggregate principal amount of the outstanding debt securities of all affected series (voting as one class) may waive, on behalf of the registered holders of all debt securities of all such series, any past default under the indenture, except a default in the payment of principal, premium or interest, or with respect to compliance with certain provisions of the indenture that cannot be amended without the consent of the registered holder of each outstanding debt security.

Compliance with some of the covenants in the indenture or otherwise provided with respect to debt securities may be waived by the registered holders of a majority in aggregate principal amount of the affected debt securities, considered as one class.

Covenants

Consolidation, Merger and Conveyance of Assets as an Entirety

Subject to the provisions described in the next paragraph, Edison International will preserve its corporate existence.

Edison International has agreed not to consolidate with or merge into any other entity and not to convey, transfer or lease its properties and assets substantially as an entirety to any entity, unless:

•

the entity formed by the consolidation or into which Edison International is merged, or the entity which acquires or which leases the property and assets of Edison International substantially as an entirety, is an entity organized and existing under the laws of the United States of America or any State of the United States or the District of Columbia, and expressly assumes, by supplemental indenture, the due and punctual payment of the principal, premium and interest on all the outstanding debt securities and the performance of all of the covenants of Edison International under the indenture;

•

immediately after giving effect to the transactions, no event of default, and no event which after notice or lapse of time or both would become an event of default, will have occurred and be continuing; and

•	we have given the indenture trustee an officers’ certificate and legal opinion that all conditions in the indenture relating to the transactions have been complied with.

Notwithstanding the foregoing, we may merge or consolidate with or transfer all or substantially all of its assets to an affiliate that has no significant assets or liabilities and was formed for the purpose of changing our jurisdiction of organization or our form of organization; provided that the successor assumes all of our obligations under the indenture.

No Financial Covenants

The indenture contains no financial or other similar restrictive covenants. Any such covenants with respect to any particular series of debt securities will be set forth in the applicable prospectus supplement.

Modification of Indenture

Without Registered Holder Consent

Without the consent of any registered holders of debt securities, we and the applicable indenture trustee may enter into one or more supplemental indentures for any of the following purposes:

•	to evidence the succession of another entity to Edison International;

•

to add one or more covenants of Edison International or other provisions for the benefit of the registered holders of all or any series or tranche of debt securities, or to surrender any right or power conferred upon Edison International;

•	to add any additional events of default for all or any series of debt securities;

•	to add to, change or eliminate any provision of the indenture that does not adversely affect the interests of the registered holders in any material respect;

•	to provide security for the debt securities of any series;

•	to add guarantors for the debt securities of any series;

•	to establish the form or terms of debt securities of any series or tranche or any debt securities guarantees as permitted by the indenture;

•	to provide for the issuance of bearer securities;

•	to evidence and provide for the acceptance of appointment of a separate or successor indenture trustee;

•	to provide for the procedures required to permit the utilization of a noncertificated system of registration for any series or tranche of debt securities;

•

to cure any ambiguity, defect or inconsistency or to make any other changes, provided that any such action does not adversely affect the interests of the holders of the debt securities in any material respect;

•	to comply with the rules or regulations of any securities exchange or automated quotation system on which any series or tranche of debt securities may be listed or traded;

•	to qualify the indenture under the Trust Indenture Act of 1939 or to add to the indenture any provisions expressly required by the Trust Indenture Act of 1939; or

•

to conform the indenture or any debt securities to the relevant description in this prospectus, a prospectus supplement or other disclosure document, provided that such changes do not adversely affect the interests of the holders of the debt securities in any material respect.

If the Trust Indenture Act of 1939 is amended after the date of the indenture so as to require changes to the indenture or so as to permit changes to, or the elimination of, provisions which, at the date of the indenture or at any time thereafter, were required by the Trust Indenture Act of 1939 to be contained in the indenture, the indenture will be deemed to have been amended so as to conform to the amendment or to effect the changes or elimination, regardless of whether Edison International and the applicable indenture trustee enter into one or more supplemental indentures to effect or evidence the amendment as described above.

In our discretion, with notice to the indenture trustee, we may change any place or places where:

•	we may pay principal, premium and interest;

•	debt securities may be surrendered for transfer or exchange; or

•	notices and demands to or upon Edison International may be served.

With Registered Holder Consent

We and the indenture trustee may, with some exceptions, amend or modify any indenture with the consent of the registered holders of at least a majority in aggregate principal amount of the debt securities of all series affected by the amendment or modification (voting as one class). However, no amendment or modification may, without the consent of the registered holder of each outstanding debt security affected thereby:

•

change the stated maturity of the principal or interest on any debt security (other than pursuant to the terms of the debt security), or reduce the principal amount, interest or premium payable or change the currency in which any debt security is payable, or impair the right provided for in the indenture to bring suit to enforce any payment;

•	reduce the percentages of registered holders whose consent is required for any supplemental indenture or waiver or reduce the requirements for quorum and voting under the indenture; or

•	modify certain of the provisions in the indenture relating to supplemental indentures and waivers of certain covenants and past defaults.

A supplemental indenture which changes or eliminates any provision of the indenture expressly included solely for the benefit of registered holders of debt securities of one or more particular series or tranches will be deemed not to affect the rights under the indenture of the registered holders of debt securities of any other series or tranche.

Miscellaneous

The indenture provides that some debt securities, including those for which payment or redemption money has been deposited or set aside in trust, will not be deemed to be “outstanding” in determining whether the registered holders of the requisite principal amount of the outstanding debt securities have given or taken any demand, direction, consent or other action under the indenture as of any date, or are present at a meeting of registered holders for quorum purposes.

We will be entitled to set any day as a record date for the purpose of determining the registered holders of outstanding debt securities of any series entitled to give or take any demand, direction, consent or other action under the indenture, in the manner and subject to the limitations provided in the indenture. In some circumstances, the indenture trustee also will be entitled to set a record date for action by registered holders. If a record date is set for any action to be taken by registered holders of particular debt securities, the action may be taken only by persons who are registered holders of the respective debt securities on the record date.

Any money we provide to a paying agent for the payment of principal, premium or interest that remains unclaimed at the end of two years after the payment became due and payable will be repaid to us. Thereafter, the holder of debt securities entitled to such payment must look only to us for payment.

Defeasance and Covenant Defeasance

The indenture provides, unless the terms of the particular series of debt securities provide otherwise, that we may, upon satisfying several conditions, cause ourselves to be:

•	discharged from our obligations, with some exceptions, with respect to any series of debt securities, which we refer to as “defeasance;” and

•	released from our obligations under specified covenants with respect to any series of debt securities, which we refer to as “covenant defeasance.”

One condition we must satisfy is the irrevocable deposit with the indenture trustee, in trust, of money and/or government obligations which, through the scheduled payment of principal and interest on those obligations, would provide sufficient moneys to pay the principal of and any premium and interest on those debt securities on the maturity dates of the payments or upon redemption.

The indenture permits defeasance with respect to any series of debt securities even if a prior covenant defeasance has occurred with respect to the debt securities of that series. Following a defeasance, payment of the debt securities defeased may not be accelerated because of an event of default. Following a covenant defeasance, payment of the debt securities may not be accelerated by reference to the specified covenants affected by the covenant defeasance. However, if an acceleration were to occur, the realizable value at the acceleration date of the money and government obligations in the defeasance trust could be less than the principal and interest then due on the respective debt securities, since the required deposit in the defeasance trust would be based upon scheduled cash flows rather than market value, which would vary depending upon interest rates and other factors.

Under current United States federal income tax law, the defeasance contemplated in the preceding paragraphs would be treated as an exchange of the relevant debt securities in which holders of the debt securities might recognize gain or loss. In addition, the amount, timing and character of amounts that holders would be required after the defeasance to include in income might be different from that which would be includible in the absence of the defeasance. Prospective investors are urged to consult their own tax advisors as to the specific consequences of a defeasance, including the applicability and effect of tax laws other than United States federal income tax laws.

Under current United States federal income tax laws, unless accompanied by other changes in the terms of the debt securities, covenant defeasance generally should not be treated as a taxable exchange.

Resignation and Removal of the Indenture Trustee; Deemed Resignation

The indenture trustee may resign at any time by giving written notice to us.

The indenture trustee may also be removed with respect to any series of debt securities by act of the registered holders of a majority in principal amount of the then outstanding debt securities of any such series.

No resignation or removal of the indenture trustee and no appointment of a successor indenture trustee will become effective until the acceptance of appointment by a successor indenture trustee in accordance with the requirements of the indenture.

Under some circumstances, we may appoint a successor indenture trustee and, if the successor accepts, the indenture trustee will be deemed to have resigned.

Governing Law

The indenture and the related debt securities will be governed by and construed in accordance with the laws of the State of New York.

DESCRIPTION OF COMMON STOCK AND PREFERRED STOCK

The following is a summary of the material terms of our common stock and preferred stock, which is based upon, and is qualified in its entirety by reference to, applicable law, our Restated Articles of Incorporation, as amended (the “Articles of Incorporation”), and our Amended and Restated Bylaws (the “Bylaws”). This summary may not contain all the information that is important to you; you can obtain additional information regarding our Articles of Incorporation and Bylaws by referring to such documents, copies of which are included as exhibits to the registration statement of which this prospectus forms a part.

Under our Articles of Incorporation, we have authority to issue 800,000,000 shares of common stock, no par value, and 50,000,000 shares of preferred stock. No other classes of capital stock are authorized under our Articles of Incorporation. As of June 30, 2021, there were 379,695,134 shares of common stock and 1,250,000 shares of preferred stock issued and outstanding. All shares of common stock and preferred stock will, when issued pursuant to this prospectus, be duly authorized, fully paid and nonassessable. We may issue our common stock and preferred stock from time to time upon such terms and for such consideration as may be determined by our board of directors. Such further issuances, up to the aggregate amounts authorized by our Articles of Incorporation, will not require approval by our shareholders. We may also issue common stock from time to time under dividend reinvestment and employee benefit plans.

Common Stock

Dividend Rights

Holders of our common stock, subject to any prior rights or preferences of any of our preferred stock then outstanding, have equal rights to receive dividends if and when declared by our board of directors out of funds legally available therefor.

Rights Upon Liquidation

In the event we are liquidated, dissolved or our affairs are wound up, after we pay or make adequate provision for all of our known debts and liabilities, each holder of common stock will receive distributions pro rata out of assets that we can legally use to pay distributions, subject to the rights of the holders of any of our preferred stock then outstanding.

Voting Rights

Except as otherwise provided by law, holders of our common stock have voting rights on the basis of one vote per share on each matter submitted to a vote at a meeting of shareholders, subject to any class or series voting rights of holders of our preferred stock then outstanding. Our shareholders may not cumulate votes in elections of directors. As a result, the holders of our common stock (and, if issued, any preferred stock with the right to vote in the election of directors) entitled to exercise more than 50% of the voting rights in an election of directors can elect all of the directors to be elected.

Other Rights

Holders of our common stock have no preemptive rights to subscribe for additional shares of common stock or any of our other securities, nor do holders of our common stock have any redemption or conversion rights.

Listing

Our common stock is listed on the New York Stock Exchange under the symbol “EIX.”

Transfer Agent and Registrar

As of the date of this prospectus, the transfer agent and registrar for our common stock is Equiniti Trust Company.

Preferred Stock

In the event that we issue any series of preferred stock pursuant to this prospectus, we will describe the terms of such series of preferred stock in an applicable prospectus supplement.

Our board of directors is authorized, without the need for a vote or other action of our shareholders, to cause the issuance of shares of our preferred stock from time to time in one or more series and to determine the number of shares and designation of the preferred stock of any series, to increase or decrease (but not below the number of shares of such series then outstanding) the number of shares of any such series subsequent to the issuance of shares of that series, and to determine or alter the rights, preferences, privileges and restrictions granted to or imposed upon such series, which may include, among other things, dividend and liquidation rights and preferences, rights to convert such shares into common stock, voting rights and other rights. Accordingly, our board of directors, without a vote or other action by our shareholders, could cause the issuance of preferred stock in one or more series and, with respect to each series, fix the number of shares constituting that series and establish the rights, preferences, privileges and restrictions of that series, which may include, among other things, dividend and liquidation rights and preferences, rights to convert such shares into common stock, voting rights and other rights which may dilute or otherwise adversely affect the voting or other rights and the economic interests of holders of our common stock or one or more other series of our preferred stock, if any, then outstanding.

If we issue preferred stock with voting rights, it could make it more difficult for a third party to acquire control of us and could adversely affect the rights of holders of our common stock. Under some circumstances, control of us could shift from the holders of common stock to the holders of preferred stock with voting rights. Certain fundamental matters requiring stockholder approval may also require approval by the separate vote of the holders of preferred stock in addition to any required vote of the common stock.

We may or may not seek to list any particular series of preferred stock on a national securities exchange or to provide for it to be quoted on an inter-dealer quotation system. We will determine the transfer agent and registrar for any particular series of preferred stock when and if issued.

Anti-Takeover Effects of our Articles of Incorporation and Bylaws

Certain provisions of our Articles of Incorporation and Bylaws could have the effect of delaying, deterring or preventing another party from acquiring or seeking to acquire control of us. These provisions are intended to discourage certain types of coercive takeover practices and inadequate takeover bids and to encourage anyone seeking to acquire control of us to negotiate first with our board of directors. However, these provisions could also delay, deter or prevent a change of control or other takeover of our company that our shareholders might consider to be in their best interests, including transactions that might result in a premium being paid over the market prices of our common stock and any outstanding preferred stock, and may also limit the price that investors are willing to pay in the future for our common stock and any outstanding preferred stock. These provisions may also have the effect of preventing changes in our management. Our Articles of Incorporation and Bylaws include anti-takeover provisions that:

•	authorize our board of directors, without a vote or other action by our shareholders, to cause the issuance of preferred stock in one or more series, as noted above;

•

establish advance notice requirements and procedures for shareholders to submit nominations of candidates for election to our board of directors and to propose other business to be brought before a shareholders meeting;

•

provide that vacancies in our board of directors, except those existing as a result of the removal of a director, may be filled by a majority of the directors then in office or by the sole remaining director;

•

provide that no shareholder may cumulate votes in the election of directors, which means that the holders of a majority of our outstanding shares of common stock can elect all directors standing for election by our common shareholders;

•

require that any action to be taken by our shareholders must be taken either (1) at a duly called annual or special meeting of shareholders or (2) by not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted; and

•	require action by shareholders holding not less than 1/10th of the voting power of our capital stock in order for our shareholders to call a special meeting of shareholders.

Limitation on Liability of Directors; Indemnification of Directors and Officers

Our Articles of Incorporation provide that the liability of our directors for monetary damages shall be eliminated to the fullest extent permissible under California law. Section 317 of the Corporations Code of the State of California permits a corporation to provide indemnification to its directors, officers and agents under certain circumstances. Our Bylaws provide for mandatory indemnification of our directors and officers, subject to the limitations set forth therein. In addition, our Articles of Incorporation provide us with the power, by bylaw, agreement or otherwise, to indemnify our directors, officers and other agents to the fullest extent permissible under California law and, subject to certain limitations, in excess of the indemnification otherwise expressly permitted by Section 317 of the Corporations Code. We believe that this limitation of liability and these indemnification provisions are useful to attract and retain qualified directors and officers.

PLAN OF DISTRIBUTION

We may sell the securities registered pursuant to this prospectus in one or more of the following ways from time to time:

•	to or through underwriters, dealers or agents;

•	directly to agents or other purchasers;

•	in “at the market offerings,” within the meaning of Rule 415(a)(4) of the Securities Act, to or through a market maker or into an existing trading market, on an exchange or otherwise;

•	in forward contracts or similar arrangements;

•	through a combination of any of the foregoing methods; or

•	through any other method described in the applicable prospectus supplement.

We, directly or through agents or dealers, may sell, and any underwriters may resell, our securities in one or more transactions:

•	at a fixed price or prices, which may be changed;

•	at market prices prevailing at the time of sale, including through transactions on the New York Stock Exchange or any other organized market where our securities may be sold; or

•	in negotiated transactions.

We will name any underwriter, dealer or agent involved in the offer and sale of securities in the applicable prospectus supplement. In addition, we will describe in the applicable prospectus supplement the public offering or purchase price and the proceeds we will receive from the sale of our securities, any compensation we will pay to underwriters, dealers or agents in connection with such offering of our securities, any discounts, concessions or commissions allowed or re-allowed by underwriters to participating dealers, and any exchanges on which our securities will be listed.

Dealers and agents participating in the distribution of our securities may be deemed to be underwriters, and any discounts and commissions received by them and any profit realized by them on resale of the securities may be deemed to be underwriting discounts and commissions. We may enter into agreements to indemnify underwriters, dealers and agents against certain civil liabilities, including liabilities under the Securities Act, and to reimburse these persons for certain expenses. We may also agree to contribute to payments that the underwriters, dealers or agents or any of their controlling persons may be required to make in respect of such liabilities. We may grant underwriters who participate in the distribution of the securities we are registering pursuant to this prospectus an option to purchase additional securities in connection with a subsequent distribution. Certain underwriters, dealers or agents and their associates may engage in transactions with and perform services for us in the ordinary course of our business.

To facilitate a securities offering, certain persons participating in the offering may engage in sales in excess of the offering size, short covering transactions and penalty bids or stabilizing transactions in accordance with Regulation M under the Exchange Act. These activities, which may raise or maintain the market price of the common stock or preferred stock above independent market levels or prevent or retard a decline in the market price of the common stock or preferred stock include:

•

sales in excess of the offering size that create a short position, which the persons participating in the offering may close out by exercising any option they receive to purchase additional shares of our common stock or preferred stock or by purchasing shares in the open market;

•	stabilizing transactions that permit bids to purchase the underlying securities so long as the stabilizing bids do not exceed a specified maximum;

•	short covering positions involving purchases of securities in the open market after the distribution is completed to cover short positions; and

•

penalty bids permitting the underwriters to reclaim a selling concession from a dealer when the securities originally sold by the dealer are purchased in a covering transaction to cover short positions.

The applicable prospectus supplement will describe any such activities. Should any of these activities be undertaken, they may be discontinued at any time.

EXPERTS

The financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) incorporated in this prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 2020 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

VALIDITY OF THE SECURITIES

The validity of the securities offered by this prospectus will be passed upon for Edison International by Michael A. Henry, its Assistant General Counsel, and for any underwriters by Cleary Gottlieb Steen & Hamilton LLP, New York, New York.

Mr. Henry is a salaried employee of Southern California Edison Company and earns stock-based compensation based on Edison International’s common stock. Additionally, he may hold Edison International stock-based interests through an employee benefit plan and can participate in an Edison International shareholder dividend reinvestment and stock purchase plan and/or an Edison International Employee Stock Purchase Plan.

Cleary Gottlieb Steen & Hamilton LLP, New York, New York has from time to time provided, and may provide in the future, legal services to Edison International and its affiliates.

WHERE YOU CAN FIND MORE INFORMATION

Available Information

We file annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission. You can access the documents we file electronically with the Securities and Exchange Commission from the website http://www.sec.gov.

You may also review reports, proxy statements and other information about Edison International at our offices at 2244 Walnut Grove Avenue, Rosemead, California 91770. You may view and obtain copies of some of those reports and other information on our web site at http://www.edison.com. Except for the documents specifically incorporated by reference into this prospectus, information contained on Edison International’s web site or that can be accessed through its web site does not constitute part of this prospectus.

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission. You may obtain the full registration statement from the Securities and Exchange Commission or us, as indicated below. We filed the indenture and other documents establishing the terms of the offered securities as exhibits to the registration statement. Statements in this prospectus or any supplement about these documents are summaries. You should refer to the actual documents for a more complete description of the relevant matters.

Incorporation by Reference

The rules of the Securities and Exchange Commission allow us to “incorporate by reference” into this prospectus, which means that we can disclose important information to you by referring you to another document filed separately with the Securities and Exchange Commission. The information incorporated by reference is considered to be part of this prospectus, and later information that we file with the Securities and Exchange Commission will automatically update and supersede the earlier information. This prospectus incorporates by reference the documents listed below that we have previously filed or may file in the future with the Securities and Exchange Commission. These documents contain important information about Edison International.

•	Our Annual Report on Form 10-K for the year ended December 31, 2020.

•	Our Quarterly Reports on Form 10-Q for the quarters ended March 31 , and June 30, 2021.

•	Our Current Reports on Form 8-K filed January 25 (Item 8.01 only), March 2, March 9, April 23, and May 6, 2021.

•

The description of our common stock included as Exhibit 4.1 of our Annual Report on Form 10-K for the year ended December 31, 2019 filed with the Securities and Exchange Commission on February 27, 2020, including any amendment or report filed for the purpose of updating this description.

•

All additional documents that we file with the Securities and Exchange Commission under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act between the date of this prospectus and the end of the offering of the securities described in this prospectus. Those documents include Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K, and proxy statements mailed to our shareholders.

Upon request, we will provide a copy of any of these filings without charge to each person to whom a copy of this prospectus has been delivered. You may request a copy of these filings by writing or calling us at:

Edison International

2244 Walnut Grove Avenue

P.O. Box 976

Rosemead, California 91770

Attention: Corporate Governance

Telephone (626) 302-4008

Edison International

Up to $500,000,000

Common Stock

PROSPECTUS SUPPLEMENT

August 4, 2022

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